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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: February 14, 2002

KMG CHEMICALS, INC.
(Name of Registrant as specified in its charter)

Commission File Number 000-29278

TEXAS (State or other jurisdiction of incorporation or organization)	75-2640529 (IRS Employer Identification No.)

10611 HARWIN DRIVE, SUITE 402
HOUSTON, TEXAS 77036
(Address of principal executive offices)

(713) 988-9252
(Registrant's telephone number)

ITEM 5. Other Events and Regulation FD Disclosure.

        KMG Chemicals, Inc., ("KMG") upon consent of its Board of Directors has instituted, effective February 14, 2002, a Direct Stock Purchase Plan ("Plan").The Plan permits current stockholders, customers, employees and other investors the opportunity to purchase shares of our common stock in a convenient and economical way. Securities Transfer Corporation ("Agent") will administer the program on our behalf. The main features and terms of the Plan are as follows:

  •
  Our current stockholders, employees, and customers as well as first time investors ("Participants") may purchase our common stock through the Plan.

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  Participants will be permitted to invest in our common stock at current market prices by making voluntary cash payments of at least $25 up to a maximum of $100,000 each calendar year. Investors who are not currently stockholders are required to make an initial investment of at least $200.

  •
  Purchases made through the Plan may be a one time event or if the Participant chooses they can make monthly investments automatically by funds transfer from their bank account.

  •
  The Agent will purchase the shares directly from the open market with no service fee or brokerage commissions charged to the Participants. Once purchased the value of the Participants shares will rise and fall as the market for our common stock rises and falls on the securities exchange where it is listed. Neither we nor the Agent guarantee any value for any Participant's shares in the Plan. Participants will incur commissions and fees only if they choose to sell their shares.

  •
  The Plan also permits current stockholders to deposit their existing shares with the Agent for safekeeping.

  •
  Participants may sell their shares at any time through the Agent who will accomplish the sale on their behalf.

        The Agent will accumulate cash payments made to the Plan by Participants throughout any given calendar week and will purchase as many shares as the accumulated funds permit on the first trading day of each week. The per share purchase price for the purchased shares will be the market price on the day and at the time the Agent purchases the shares and not the date the Participant makes his investment or sends money to the Plan.

        The Plan is being made available only through a Prospectus prepared by us. A copy of the Plan is attached to this report as an Exhibit. Requests for copies of the Prospectus should be directed to: KMG Chemicals, Inc., 10611 Harwin Drive, Suite 402, Houston, Texas 77036, Attention: DSPP.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

  (c)
  Exhibits:

  99.1 KMG Chemicals, Inc. Direct Stock Purchase Plan Prospectus

2

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KMG CHEMICALS, INC.

By:	/s/ DAVID L. HATCHER David L. Hatcher President	Date: February 14, 2002

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ITEM 5. Other Events and Regulation FD Disclosure.
ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES